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                                                                   EXHIBIT 10.13


                            U.S. HOME CORPORATION

                           CORPORATE OFFICERS'(1)
                       INCENTIVE COMPENSATION PROGRAM

                          FOR THE INCENTIVE PERIOD
                    JANUARY 1, 1997 TO DECEMBER 31, 1997



         Set forth below is an outline of the Corporate Officers' Incentive Compensation Program for the incentive period January 1, 1997 to December 31, 1997 ("Incentive 1997").

         Corporate Officers who are employed by the Corporation as of January 1, 1997 will be eligible to participate in the Corporate Officers' Incentive Compensation Program for the period commencing January 1, 1997 and ending December 31, 1997. Effective January 1, 1997, base salaries are established as set forth in Exhibit A hereto.

         Under this Program, an incentive compensation pool equal to the lessor of $800,000 or 2% of the pre-tax profits of the Corporation earned in fiscal 1997, shall be established to be distributed to the Corporate Officers at the sole discretion and upon approval of a majority of the non-management members of the Compensation Committee and of the Board of Directors of the Corporation based on its evaluation of the following factors:

1. The Board of Directors shall review the profit and loss of the Company for the fiscal year ended December 31, 1997 as compared to the projected profit and loss for the period January 1, 1997 through December 31, 1997 as set forth in the 1997 Business Plan as presented to the Board of Directors.

2. The Board of Directors shall review the cash flow of the Company as compared to the projected cash flow for the period January 1, 1997 through December 31, 1997 as set forth in the 1997 Business Plan as presented to the Board of Directors.

3. The Board of Directors shall review the overall performance of the Company in comparison to competitive industry performance taking into consideration, an analysis of rates of growth, return on equity and return on sales.

4. The Board of Directors shall review incentive bonus payments by competitors in relation to proposed payments to said officers to insure that they are designed to retain and motivate executives.

5. All other actions by said Officers to maximize the value of shareholders' equity.


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    (1)    Excludes Chairman and President who are subject to Employment and
           Consulting Agreements which govern payment of bonus (see Exhibit A).
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Corporate Officers' Incentive Compensation Program             Page 2 of 3 pages



         Upon the recommendation of the Chairman and President of the Company, the Board of Directors shall determine, in its sole discretion, the amount each respective Officer shall receive from the said incentive compensation pool, provided that the maximum incentive compensation payable to any Senior Vice President and any Vice President shall not exceed 100% and 75%, respectively, of the base compensation of such Officer.

         To be entitled to receive a bonus, a Corporate Officer must remain in the employ of the Company for the entire fiscal year.

         Notwithstanding the foregoing, the Corporation shall have the right to terminate employment of any Corporate Officer covered under this Program at will, without notice, and without cause, at any time.

         The total bonus earned pursuant to the incentive program set forth herein shall be paid upon approval of the Board of Directors of the Company as follows:

A. 75% of the aggregate incentive bonus earned by the Corporate Officer shall be paid in cash within 30 days following receipt of 1997 audited financial statements.

B. The balance of the aggregate incentive bonus earned by the Corporate Officer shall be paid as follows:

         1. If the respective Corporate Officer shall own of record or beneficially, as of the last trading day of December, 1997, shares of common stock of the Corporation which shall have a market value on such date equal to or in excess of his/her base salary as of such date, the balance of such incentive bonus shall be paid in cash within 30 days following receipt of the 1997 audited financial statements.

         2. If the respective Corporate Officer shall not own of record beneficially, as of the last trading day of December, 1997, shares of common stock of the Corporation which shall have a market value on such date(1) equal to or in excess of his/her base salary as of such date, the balance of such incentive bonus shall be paid in shares of stock as set forth below:

               25% of the aggregate incentive bonus earned by the Corporate Officer shall be paid in shares of U.S. Home Corporation's common stock, with each share valued at the closing price of said shares on the New York Stock Exchange, as of the last trading day of December, 1997, but in no event will such price of such said shares be less than 95% of the Current Market Price (as defined in the Warrant Agreement, dated as of June 21, 1993, as amended, between the Company and The First National Bank of Chicago, as Warrant Agent). Said shares shall be held in escrow by the Company to be delivered to the respective Corporate Officers as follows:



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(1)   Shares earned as part of prior year bonus but not delivered shall be included. Restricted shares not vested as of such date shall not be included.
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Corporate Officers' Incentive Compensation Program             Page 3 of 3 pages



               i) 1/2 of such shares shall be delivered to the Corporate Officer within thirty (30) days following receipt of the 1997 audited financial statements.

               ii) 1/2 of such shares shall be delivered to the Corporate Officer on or prior to January 31, 2000. However, in order to receive such shares, the Corporate Officer must remain in the employ of the Corporation as of December 31, 1999.

         Notwithstanding the foregoing, in the event that said Corporate Officer's employment with the Corporation is terminated by the Corporation other than for "Cause", all remaining shares not previously delivered to the Corporate Officer shall be delivered to said Corporate Officer within thirty
(30) days following termination. For purposes of this Program, the term "Cause" shall mean (i) the Officer's continuing, willful failure to perform his/her duties required of his/her position (other than as a result of total or partial incapacity due to physical or mental illness), (ii) gross negligence or malfeasance by the Officer in the performance of his/her duties hereunder,
(iii) an act or acts on the Officer's part constituting a felony under the laws of the United States or any state thereof which results or was intended to result directly or indirectly in gain or personal enrichment by the Officer at the expense of the Company, or (iv) breach of the provisions of Exhibit B hereto pertaining to confidentiality and competitive activities, but shall not mean (A) the refusal to relocate to another city more than 50 miles from the Officer's present place of business, nor (B) a refusal to perform the duties required of his/her position as a result of either a material change in the scope of his/her job responsibilities or a reduction in base compensation.

         The transfer of said shares by such Corporate Officer shall be required to conform to all applicable laws and regulations pertaining thereto.